Filed Under Rule 433
Registration No. 333-160487
GE Interest Plus for Businesses You want to earn a high return... You need convenient access to cash... We give you both!

Use this area to keep notes regarding your investment.I

Get to know GE Capital Corporation For more information, visit our website geinterestplus.com/businesses. View current rate. Review Frequently Asked Questions. Download prospectus and applications, Have questions? Call us toll-free at 1-888-674-4138. Customer Service Representatives are available to assist you from Monday through Friday, 8:30 a.m. to 7 p.m. Eastern Time. GE Interest Plus” for Businesses GE Interest Plus* for Businesses A win-win investment built for businesses like yours. When it comes to investing your business’s available cash, you have a lot of options. That’s why GE Interest Plus for Businesses* was designed to give you more of what you really want. Higher returns than most money market accounts... more flexible access to cash than short-term CDs and the ability to invest up to a maximum of $5 million,’ GE Interest Plus for Businesses. It’s about getting the most from your investment. It’s about getting the extra flexibility you need. It’s about time your business’s money was working harder for you. Read on to see how it works and how to invest today. *GE Interest Plus for Businesses is an investment in the senior, unsecured corporate debt of the General Electric Capital Corporation. Vou should note that GE Interest Plus for Businesses Notes are not a money market fund, which is generally a diversified fund consisting of investment in short-term debt securities of many companies. Unlike bonk accounts and certificates of deposit, GE Interest Plus for Businesses is not an FDIC-insured deposit. GE Interest Plus for Businesses is not guoranteed under the FDIC’s Temporary Liquidity Guarantee Program. It is possible to lose money if GE Capital is unable to pay its debts. Please see the prospectus for important investment information. The issuer has fled a registration statement (including a prospectus! [Registration Statement No. 333-150487] with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement ond other documents the issuer has filed with the SEC for more complete information about the issuer ond this offering. Vou may get these documents for free by visiting EDGAR on the SEC website otwwwiec.gov. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to mail you the prospectus if you request it by colling toll-free 1-868-674-4138. !The portion of your investment that exceeds the allowed maximum, currently $5 million, will be redeemed. See the enclosed prospectus and pricing supplement for more details.

GE Interest Plus for Businesses. A smart choice for your money... Earn more on your investment. By investing in GE Interest Plus for Businesses, your business can enjoy higher returns than most business money market accounts, savings accounts, and short-term CDs. Why settle for less? Convenient access to your money. GE Interest Plus for Businesses is liquid, so you can easily access your money when you need it. Simply use our free Quick Transaction service to move money to and from your linked bank account through the Automated Clearing House (ACH) Network, and your money will be moved in 2-3 business days. Or contact us before 12 p.m. ET to complete a same-day wire.* There is no limit to the amount of the available portion of your investment you can redeem. No sales or management fees. With GE Interest Plus for Businesses, your money works harder. That’s because there are no sales. management, or maintenance fees to eat oway at your rate of return, and no penalties for withdrawing funds.* So all the money you invest works for your business. *A fee of $15 is charged for wire redemptions. $2.500 minimum wire redemption. K Get to know GE Capital Corporation. A company you can trust. General Electric Capital Corporation (“GE Capital”) is a global, diversified financial services company with assets of approximately $600 billion and businesses in 47 countries around the world. An investment you can count on. GE Interest Plus for Businesses is a convenient way to invest directly in GE Capital. The investment is a corporate note that is designed to pay a high rate of interest while providing investors with access to funds invested. Corporate notes are offered by some large corporations as a way to borrow capital directly from investors at a fairly low cost. Investors benefit from: Higher rates of interest than other cash alternatives Investments that you can access when you need to Convenient features, including free electronic transfers, monthly statements, and the ability to wire funds

24/7 online access. It’s the fastest and easiest way to stay on top of your investment, any time of day, any day of the week. Check your balance, view your 12-month transaction history, initiate Quick Invest or Quick Redemption transactions, and more. It’s all just a few clicks away anytime at geinterestplus.com/businesses. Low minimum investment amounts. It’s easy to get started because the minimum initial investment needed is just $500. And we make it easy to invest more at any time. To check our current rate Visit geinterestplus.com/businesses or call our automated telephone service at 1-888-674-4138.

Invest today. Here’s how. It takes just a few simple steps to establish your investment, and everything you need to get started is right here in this package. To begin: 1. Read the prospectus and privacy policy. Review the enclosed prospectus, pricing supplement and privacy policy. The prospectus contains more complete information and should be read carefully before making an investment. 2. Fill out the appropriate forms for your business and choose a funding method. Please be sure to complete the right forms for your business type. They ore color coded for your convenience. See the table at right for a review of the forms you’ll need to fill out. In your application, you’ll choose the way in which you will fund your investment. You can: Transfer funds electronically from the bank account you designate on the application Iwe initiate the transaction once your investment is established). Mail in a check for $500 or more (the check must be drawn from the bank account you designate on the application). Wire funds.* Just check the box on the application. Once your investment is established, you will receive a welcome letter that provides you ‘You must wire in funds within 60 days of the investment establishment date, 3. Mail forms in with required documentation. You will need to show evidence of your business’s existence by providing us with the documentation indicated in the table below. You will also need to provide us with a voided check or copy of your bank statement to verify the registration of the bank checking or operating account you designate on the application as your linked account. Once your investment has been established, you’ll receive a confirmation statement followed by a we come letter. This will contain information on how to manage your investment online or over the telephone. Need help or have questions? Simply contact one of our Customer Service Representatives at 1-888-674-4138. They are available to assist you Monday through Friday, from 8:30 a.m. to 7 p.m. Eastern Time. PLEASE REVIEW THE REQUIRED FORMS AND DOCUMENTATION FOR YOUR BUSINESS TYPE I 1. Corporate Application 1. LLC Application L Partnership Application 1. Sole Proprietorship I 2. Corporate Authorization 2 LLC Authorization Form 2. Partnership Authorization Application •••• •• j form W-9 F°rm 2- Fom w’9 I 3. Form W-9 4. secandory Authorized 3, Form W-9 3. Secondary Authorized 1: Person form (if more than 4. Secondary Authorized Person Form [if more thon Person Form (if more Ihgn one Authorized Person! Person Form (if more Ihgn one Authorized Person) "'I?ed Person] one Authorised Person] I 1 Copy of Articlesof 1. Copy of Articles of l.Copy of Certificate of 1. Copy of Business License Incorporation with Organization with Partnership (Limited 2 gonii statement copy- evidence of stole tiling evidence of state filing Partnership! or Partnership or voided check to verify 2. Bonk statement copy Agreement [General linked bank account* · or voided check to verily or voided check to verify Partnership! with evidence linked bonk account1 of state filing 2. Bank statement copy or voided check to verily linked bank account- j The registration of the linked bonk account must be the some os the registration of your GE Interest Pius for Businesses investment. I

GE Interest Plus for Businesses See how much you yon earn. An investment built with your business in mind. If you want to make the most of your available cash, GE Interest Plus for Businesses offers you an alternative that may pay more than money market accounts, short-term CDs, and other options, Earn more Take a look at the rate box above and see how much you can earn with GE Interest Plus for Businesses. You can start with a minimum of just $500 and invest up to our current maximum of $5 million. Convenient access With GE Interest Plus for Businesses, you can access your money when you need it. Link your investment to your business checking or operating account to move the available portion of your investment back and forth electronically at no charge. You can also wire funds for same-day money movement. No sales, management or maintenance fees Keep more of your hard-earned money. There are no sales, management or maintenance fees. And there are no penalties for redeeming your funds. This package has everything you need to get started. So see the enclosed brochure, prospectus and privacy policy for more details. When you’re ready to invest, please review the directions on the back of this letter. Sincerely, GE Interest Plus for Businesses PS. To learn more, visit geinterestplus.com/businesses. If you have questions about the procedures for establishing an investment, please call one of our Service Representatives at 1-888-674-4138, They are available Monday through Friday. 8:30 a.m. to 7 p.m. Eastern Time. GE interest Plus for Businesses is on investment in the senior, unsecured corporate debt of the General Electric Capital Corporation. You should note that GE Interest Plus for Businesses Motes are not a money market fund, which is generally a diversified fund consisting of investment in short-term debt securities of many companies. Unlike bonk accounts and certificates of deposit, GE Interest Plus for Businesses is not on FDIC-insured deposit. GE Interest Plus for Businesses is not guaranteed under the FDIC’s Temporary Liquidity Guarantee Program. It is possible to lose money if GE Capita! is unable to pay its debts. Please see the prospectus for important investment information. The issuer has filed a registration statement (including a prospectusl [Registration Statement No. 333-160487] with the SEC far the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer hos filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter, or any dealer participating in the offering wilt arrange to mail you the prospectus if you request it by colling toll-free 1-888-674-4138. Yield reflects the annual rate of return cm your investment. It assumes that interest is accrued daily and posted monthly. 3rd that there are no additional investments or redemptions. There is a $15 fee for each outgoing wire redemption request. GEIP-FM-0709

Invest today. Here’s how. It takes just a few steps to establish your investment, and everything you need to get started is right here in this package. To begin: 1. Read the prospectus and privacy policy. Review the enclosed prospectus, pricing supplement and privacy policy. The prospectus contains more complete information end should be read carefully before making an investment. 2. Fill out the appropriate forms for your business and choose a funding method. Please be sure to complete the right forms for your business type. See the table below for a review of the forms you’ll need to fill out. In your application, you’ll choose the way in which you will fund your investment. You can: Transfer funds electronically from the bank account you designate on the application (we initiate the transaction once your investment is established). Mail in a check for $500 or more (the check must be drawn from the bank account you designate on the application). Wire funds.* Just check the box on your application. Once your investment is established, you will receive a welcome letter that provides you with wiring instructions. *You must wire in funds within 60 days of the investment establishment date. 3. Mail forms in with required documentation. You will need to show evidence of your business’s existence by providing us with the documentation indicated in the table below. You will also need to provide us with a voided check or copy of your bank statement to verify the bank checking or operating account you designate on the application as your linked account. Once your investment has been established, you’ll receive a confirmation statement followed by a welcome letter. The welcome tetter will contain information on how to manage your investment online or over the telephone. Need help or have questions? Simply contact one of our Customer Service Representatives at 1-888-674-4138. They are available to assist you Monday through Friday, from 8:30 a.m. to 7 p.m. Eastern Time. PLEASE REVIEW THE REQUIRED FORMS AND DOCUMENTATION FOR YOUR BUSINESS TYPE Sole Proprietorship FILL OUT APPROPRIATE FORMS: 1. Corporate 1. LLC Application 1. Partnership 1. Sole Application 2. 2. LLC Application 2. Proprietorship Corporate Authorisation Form Partnership Application 2. Form Authorisation Form 3. Form W-9 4. Authorization Form W-9 3. Secondary 3. Form W-9 4. Secondary 3 Form W-9 4. Authorized Person Secondary Authorized Person Secondary Form (if more than Authorized Person Form (if more than Authorized Person one Authorized Form (if more than one Authorized Form (if more than PersonI one Authorized Person) one Authorized Person] Person] PROVIDE REQUIRED 1. Copy of Articles 1. Copy of Articles 1. Copy of 1. Copy of Business DOCUMENTATION: of Incorporation of Organization Certificate of License 2. Bank with evidence of with evidence of Partnership Limited statement copy of state filing 2. state filing 2. Partnership or voided check to Bank statement copy Bonk statement copy Partnership verify linked bank or voided check to or voided check to Agreement (General account1 verify linked bonk verify linked bonk Partnership) with account’ account1 evidence of stole filing 2. Bank statement copy or voided check to verify linked bank account’ The registration of the linked bank account must be the some as the registration of your GE Interest Plus for Businesses investment.